# 2010

# Professional Services Agreement

# For

# Affinity Gold Corporation

Presented by

LarsonAllen LLP

CPAs, Consultants & Advisors

www.larsonallen.com

NOTICEABLY DIFFERENT

©2009 LarsonAllen LLP

809 Meander Court, Medina, MN  55340
Office (763) 557-4954
Fax (763) 557-5834
www.larsonallen.com

Mr. Corey J. Sandberg, Treasurer and Director
Affinity Gold Corporation
7950 Main Street, Suite 217
Maple Grove, MN  55369

Dear Cory:

LarsonAllen LLP (“LarsonAllen”) is pleased to present this proposal to assist Affinity Gold Corporation (“Affinity Gold”) in performing the following tasks to help your organization meet your objectives.

SERVICES:

Outsourced CFO and Controller Services
Compile monthly financial statements
Draft Form 10Q and 10K for the various quarter end SEC filing requirements
Provide periodic financial and management reports, as requested
Prepare and/or review various monthly and quarterly account reconciliations

Other services
Manage audit prep process
Prepare information for tax filing, as requested
Process and procedure (including consolidation) evaluation and recommendation (SOX 404 work will be completed under a separate engagement letter)
Assist management in establishing key performance indicators, as requested

Other advisory services specifically requested by authorized Affinity Gold personnel

SCOPE AND APPROACH:

Related to Compiling the Monthly Financial Statements, the following will be our responsibility under professional standards:

1.
We will compile the month-end Balance Sheet and the related Statements of Operations and Changes in Shareholder Equity and Cash Flows for Affinity Gold. (a corporation) for each month starting from December 2009 forward. We will compile the financial statements and issue an accountants’ report thereon in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. The objective of a compilation is to present in the form of financial statements, information that is the representation of management without undertaking to express any assurance on the financial statements.

A compilation differs significantly from a review or an audit of financial statements. A compilation does not contemplate performing inquiry, analytical procedures, or other procedures performed in a review. Additionally, a compilation does not contemplate obtaining an understanding of the entity’s internal control; assessing fraud risk; tests of accounting records by obtaining sufficient appropriate audit evidence through inspection, observation, confirmation, or the examination of source documents (for example, cancelled checks or bank images); or other procedures ordinarily performed in an audit. Therefore, a compilation does not provide a basis for expressing any level of assurance on the financial statements being compiled.

Management has elected to omit substantially all of the disclosures (footnotes) required by generally accepted accounting principles. If the omitted disclosures were included in the financial statements, they might influence the user’s conclusions about the Company’s financial position, results of operations, and cash flows. Accordingly, the financial statements we compile are not designed for those who are not informed about such matters.  If, for any reason, we are unable to complete the compilation of your financial statements, we will not issue a report on such statements.

809 Meander Court, Medina, MN  55340
Office (763) 557-4954
Fax (763) 557-5834
www.larsonallen.com

2.
The other data accompanying the financial statements is presented only for supplementary analysis purposes and will be compiled from information that is the representation of management, without audit or review. We do not express an opinion or any other form of assurance on such data.

You are responsible for making all management decisions and performing all management functions as well as evaluating the adequacy and results of the services performed and accepting responsibility for such services. You are responsible for establishing and maintaining internal control, including monitoring ongoing activities.

Our engagement cannot be relied upon to disclose fraud, or illegal acts that may exist. However, we will inform the appropriate level of management of any material errors and of any evidence or information that comes to our attention during the performance of our compilation procedures that fraud may have occurred. In addition, we will report to you any evidence or information that comes to our attention during the performance of our compilation procedures regarding illegal acts that may have occurred, unless they are clearly inconsequential.

We are not independent with respect to Affinity Gold.

Don Frank is the engagement principal and is responsible for this engagement.

Limitation of remedies

Our role is strictly limited to the engagement described in this letter, and we offer no assurance as to the results or ultimate outcomes of this engagement or of any decisions that you may make based upon our communications with, or our reports to you. Your company will be solely responsible for making all decisions concerning the contents of our communications and reports, for the adoption of any plans and for implementing any plans you may develop, including any that we may discuss with you.

You agree that it is appropriate to limit the liability of LarsonAllen LLP (LarsonAllen), its principals, directors, officers, employees and agents (“we” or “us”) and that this limitation of remedies provision is governed by the laws of the state of Minnesota without giving effect to choice of law principles.

You further agree that you will not hold us liable for any claim, cost or damage, whether based on warranty, tort, contract or other law, arising from or related to this agreement, the services provided under this agreement, the work product, or for any plans, actions or results of this engagement, except to the extent authorized by this agreement. In no event shall we be liable to you for any indirect, special, incidental, consequential, punitive or exemplary damages, or for loss of profits or loss of goodwill, costs or attorneys’ fees.

The exclusive remedy available to you shall be the right to pursue claims for actual damages that are directly caused by acts or omissions that are breaches by us of our duties under this agreement, but any recovery on any such claims, including any costs and attorneys’ fees incurred in pursuing them, shall not exceed the fees actually paid under this agreement by you to LarsonAllen. No action arising out of the services under this agreement may be brought by either party more than one year after the date of the last services under this agreement.

FEES AND TERMS:

The fees will be billed as follows:

Controller services performed by a senior level person	$85 per hour
CFO and Controller services performed by Bryan Hamilton	$125 per hour
CFO services performed by QA or Don Frank	$200 per hour

809 Meander Court, Medina, MN  55340
Office (763) 557-4954
Fax (763) 557-5834
www.larsonallen.com

The per-hour charge above reflects all costs for services performed by LarsonAllen employees.  Out of pocket expenses such as out of town travel, meals and lodging will be billed at cost and are not included in the fee estimate.  These rates are guaranteed through October 31, 2010.

At this time, it is difficult to determine the time necessary to complete the work as defined above.  We normally estimate between 30-40 hours per quarter for the 10Q work, but this is completely dependent of the condition of the information that is provided by Affinity Gold.  This engagement also includes many other services as discussed with the company management.  We will communicate to you as the work is being completed so you have an estimate of our time.

This agreement will automatically renew for one year from the rate guarantee expiration date unless it is cancelled in writing at least 30 days prior to expiration date or is changed by the mutual signing of an amendment.  Work could begin under this agreement the week of March 8, 2010.  We will require an advance payment of $5,000 prior to commencement of the services.

Term of payment for consulting services is net 10 days.  Amounts unpaid after 30 days from invoice date will be charged a service fee of 1.5% per month.  In addition, in the event action is instituted to collect any portion of an amount owed by Affinity Gold to LarsonAllen, Affinity Gold agrees to pay such additional sums as reasonable, including attorney's fees.

SERVICE SATISFACTION:

Our work is intended to meet the satisfaction of the customer.  If you are not completely satisfied with the services performed by LarsonAllen, we will take reasonable corrective action to satisfy you, and then if you are not completely satisfied we will accept portion of said price that reflects Affinity Gold’ level of satisfaction.  Upon payment of your invoice, we will assume you have been satisfied with our work and our service level will have been fulfilled.

This agreement can be terminated by either party with a 30-day notice.  Upon termination of this agreement and timely payment by Affinity Gold of the final billings, all of Affinity Gold property in our possession will be turned over to you in a timely manner.

OTHER:

LarsonAllen will not disclose any confidential, proprietary or privileged information of Affinity Gold to any persons without the authorization of Affinity Gold management.

This is also to confirm that we will be responsible for our own property & casualty, general liability, and workers compensation insurance, taxes, professional training and other personal costs related to the operation of our business.  During a portion of our work, we may require the use of one of the company's computers.  We will try to give you advance notice and coordinate our use so it does not interfere with Affinity Gold employees.

A portion of this engagement is designed to apply procedures that will assure the financial records of the company are materially correct at the end of each quarter.  Accounting standards and procedures will be suggested and applied that are consistent with those normally utilized in a company of your size and nature.  Certain internal controls will be recommended as they relate to the safeguard of company assets.  To the extent that internal control recommendations are not implemented, and as a result, fraud occurs which is initiated by Affinity Gold employees or other third party employee Affinity Gold insurance will be responsible for covering any losses.

Affinity Gold agrees that LarsonAllen will not be assuming any fiduciary responsibility on behalf of Affinity Gold during the course of this engagement.

809 Meander Court, Medina, MN  55340
Office (763) 557-4954
Fax (763) 557-5834
www.larsonallen.com

In the event that a LarsonAllen employee is solicited to work in a position as an employee of Affinity Gold and in the event that the LarsonAllen employee accepts the position of employment with Affinity Gold the following conditions will apply:

1)	LarsonAllen will require a 4-week notice period subsequent to employees proper written notice to LarsonAllen
AND
2)	Affinity Gold will be required to pay an employment fee of $35,000 for the Controller/CFO and $20,000 for the staff accountant to LarsonAllen immediately upon this notice.

If any former LarsonAllen employee shall be hired as an employee within 60 days of leaving LarsonAllen, there shall be a refutable presumption that the LarsonAllen employee was solicited to work as an employee of Affinity Gold and the above fee shall be payable to LarsonAllen.

If you agree that the above adequately sets forth Affinity Gold’s understanding of our mutual responsibilities, please authorize this Agreement and return it to our office.  A copy is provided for your records.

We would like to take this opportunity to express our appreciation for the opportunity to serve you.

Very Truly Yours,

BY:	/s/ Donald D. Frank
Don Frank, Principal, LarsonAllen LLP

Agreed to and accepted:

BY:	/s/ Corey J. Sandberg	DATE:	April 1, 2010

Corey Sandberg, Affinity Gold Corporation

ADDRESS:	7950 MAIN STR., SUITE 217, MAPLE GROVE, MN 55369

EMAIL:	csandberg@affinitygold.com

PHONE:	612-987-3500

FAX:	763-420-5092